Tri City Bankshares Corporation
Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)

	Three Months Ended
	03/31/10	03/31/09
Interest Income	$16,550,415	$10,043,813
Interest Expense	1,552,814	1,804,288
Net Interest Income	14,997,601	8,239,525
Other Income	4,781,426	3,289,683
Less: Provision for loan losses	1,780,000	188,000
Other Operating Expenses	10,450,905	7,515,543
Total Income before taxes	7,548,122	3,825,665
Provision for Income Taxes	$2,851,500	1,333,500
Net Income	$4,696,622	$2,492,165
Net Income Per Common Share	$0.53	$0.28

BALANCE SHEET (unaudited) March 31, 2010 and 2009

Assets	2010	2009	Liabilities & Equity	2010	2009
Cash and Due from Banks	$26,795,481	$21,318,152	Non Interest Bearing	$151,597,233	$126,804,494
Investment Securities	233,749,402	104,883,618	Interest Bearing	812,707,716	519,675,466
Federal Funds Sold	13,723,640	-	Total Deposits	964,304,949	646,479,960
Total Loans	782,366,055	602,535,931	Short Term Debt	1,442,940	3,439,528
Allowance for Loan Losses	(7,567,450)	(5,983,667)	Other Liabilities	12,960,262	2,118,730
Net Loans	774,798,605	596,552,264	Total Liabilities	978,708,151	652,038,218
Bank Premises & Equipment	19,793,657	20,908,121	Common Stock	8,904,915	8,904,915
Other Real Estate Owned	4,682,446	-	Additional Paid-In Capital	26,543,470	26,543,470
Cash surrender value of life insurance	11,668,013	11,174,583	Retained Earnings	87,973,070	73,575,611
Other Assets	16,918,362	6,225,476	Total Stockholders' Equity	123,421,455	109,023,996
Total Assets	$1,102,129,606	$761,062,214	Total Liabilities & Equity	$1,102,129,606	$761,062,214

Management Comments

The Corporation posted net income of $4.7 million for the first quarter of 2010, an increase of $2.2 million or 88.5% compared to the first quarter of 2009.  Earnings per share increased to $0.53 for the three months ended March 31, 2010 compared to $0.28 for the same period in 2009.

The quarterly results were significantly impacted by the acquisition of certain assets and liabilities of the Bank of Elmwood from the FDIC on October 23, 2009.  As a result of the acquisition, the Corporation had purchase accounting related income of $4.6 million.  Loan discount accretion and non-accretable discount taken to income accounted for $4.3 million of the $4.6 million total.  This income was partially offset by an increase to the provision for loan losses of $1.6 million, largely due to the acquired loans.

 Operating earnings during the first quarter of 2010 compared to 2009 were also positively affected by enhanced core income from the acquisition, partially offset by slower mortgage refinancing activity and higher regulatory expenses.

Total assets were $1.1 billion for the quarter ended March 31, 2010 compared to $761 million for the quarter ended March 31, 2009, an increase of $340 million or 45%.  Total assets increased due to the acquisition as well as significant core deposit growth.

Dividend Announcement

The Board of Directors declared a dividend of $0.30 per share payable on July 12th, 2010 to shareholders as of the record date of July 2nd, 2010.